Exhibit 99(d)

Ziegler, Ziegler & Associates LLP

Counselors at Law

570 Lexington Avenue, 44th Floor

New York, New York 10022

(212) 319-7600

Telecopier (212) 319-7605

August 9, 2005

JPMorgan Chase Bank, N.A., as Depositary

4 New York Plaza

New York, New York 10004

American Depositary Shares

evidenced by American Depositary Receipts

for deposited shares of

Danske Bank A/S

Dear Sirs:

Referring to the Registration Statement on Form F-6 relating to the above-entitled American Depositary Shares (“ADSs”) evidenced by American Depositary Receipts (“ADRs”) each ADS representing one share of Danske Bank A/S (the “Company”), a corporation incorporated under the laws of the Kingdom of Denmark.

We are of the opinion that the ADSs covered by the Registration Statement, when issued in accordance with the terms of the form of ADR attached as Exhibit (a) to the Registration Statement, will, when sold, be legally issued and will entitle the holders thereof to the rights specified in the form of ADR.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the use of this opinion as Exhibit d of the above-mentioned Registration Statement.  In giving such consent, we do not admit thereby that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/Ziegler, Ziegler & Associates LLP